Exhibit 99.1

Blueknight Energy Partners, L.P.
To Participate in Citigroup MLP/Midstream Conference

TULSA, Okla., August 22, 2011 -- Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced that James Dyer, chief executive officer, and Alex Stallings, chief financial officer, are scheduled to participate in the Citigroup Master Limited Partnership / Midstream Infrastructure Conference on Wednesday and Thursday, August 24 and 25, 2011.

A copy of BKEP's handout materials for the conference will be available beginning 10:00 a.m. CDT on August 24 and may be obtained from the BKEP website at www.bkep.com under the Investors tab.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.1 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing Oklahoma Interchange; approximately 1,285 miles of crude oil pipeline located primarily in Oklahoma and Texas; approximately 300 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas; and approximately 7.4 million barrels of combined asphalt product and residual fuel oil storage located at 45 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is based in Oklahoma City, Oklahoma, and Tulsa, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations

918-237-4032

investor@bkep.com

or

BKEP Media Contact:

Brent Gooden (405) 715-3232 or (405) 818-1900